CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust IV and to the use of our report dated October 24, 2019 on the financial statements and financial highlights of Anchor Risk Managed Credit Strategies Fund (formerly, Anchor Tactical Credit Strategies Fund), Anchor Risk Managed Equity Strategies Fund (formerly, Anchor Tactical Equity Strategies Fund), Anchor Risk Managed Global Strategies Fund (formerly, Anchor Tactical Global Strategies Fund), and Anchor Risk Managed Municipal Strategies Fund (formerly, Anchor Tactical Municipal Strategies Fund), each a series of shares of beneficial interest in Northern Lights Fund Trust IV. Such financial statements and financial highlights appear in the August 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania December 17, 2019